Exhibit 4.2
Form of 4.76% Note due November 1, 2019
This Note has not been registered under the Securities Act of 1933, as amended (the “act”), or the securities laws of any state and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under the Act or an exemption therefrom under the Act, the rules and regulations thereunder and applicable state laws. The transfer of this Note is subject to the conditions and restrictions specified in the Note Purchase Agreement dated as of November 2, 2009 by and among Washington Gas Light Company and the purchasers party thereto. Each holder hereof by virtue of holding this note, shall comply with, and be deemed to have agreed to comply with such conditions and restrictions.
Washington Gas Light Company
4.76% Note Due November 1, 2019

No.	November 2, 2009
$XX	PPN:
FOR VALUE RECEIVED, the undersigned, Washington Gas Light Company (herein called the “Company”), a District of Columbia and Virginia corporation, hereby promises to pay to                                         , or registered assigns, the principal sum of                      Dollars on November 1, 2019 with interest (computed on the basis of a 360 day year of twelve 30 day months) (a) on the unpaid balance hereof at the rate of 4.76% per annum from the date hereof, payable semi annually, on the 1st day of May and November in each year, commencing with the May 1 or November 1 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make Whole Amount, payable semi annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate.
     Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Note Purchase Agreement referenced below.
     Payments of principal of, interest on and any Make Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Wachovia Bank, National Association or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

     This Note is one of the Notes issued pursuant to the Note Purchase Agreement, dated as of November 2, 2009 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the several Purchasers named therein and is entitled to the benefits and subject to the terms thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make Whole Amount) and with the effect provided in the Note Purchase Agreement.
     The holders of Notes agree for themselves and their respective successors, participants and assigns, including any subsequent holder of any Note, that any claim against the Company which may arise under the Note Purchase Agreement or this Note shall be made only against and shall be limited to the assets of the Company, and that no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on the Note Purchase Agreement or this Note shall be obtained or enforced against any officer of the Company or its assets for the purpose of obtaining satisfaction and payment of such Notes, the obligations evidenced hereby, any other obligation or any claims arising hereunder or under the Note Purchase Agreement, any right to proceed against any officer of the Company individually or its respective representatives or assets being hereby expressly waived, renounced and remitted by the holders of Notes for themselves and their respective successors, participants and assigns. Nothing in this paragraph, however, shall be construed so as to prevent any holder of any Note from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon any officer of the Company for the purpose of obtaining jurisdiction over the Company.

     This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Washington Gas Light Company
By:
Name:
Title:

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